UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2008

The Interpublic Group of Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6686	13-1024020

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1114 Avenue of the Americas, New York, New York		10036

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The Interpublic Group of Companies, Inc. (the “Company”) has entered into a 3-Year Credit Agreement dated as of July 18, 2008 (the “Credit Agreement”), among the Company, the initial lenders named therein, Citibank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is hereby incorporated into this report by reference to this exhibit. The summary below is qualified in its entirety by reference to the full terms of the Credit Agreement.

The Credit Agreement is a revolving facility, under which amounts borrowed by the Company or any subsidiary of the Company designated under the Credit Agreement may be repaid and reborrowed, subject to an aggregate lending limit of US$335 million, or the equivalent in other currencies, and the aggregate available amount of letters of credit outstanding may decrease or increase, subject to a limit on letters of credit of US$200 million, or the equivalent in other currencies. The terms of the Credit Agreement allow the Company to increase the aggregate lending commitment to a maximum amount of US$485 million if lenders agree to the additional commitments. The obligations of the Company under the Credit Agreement are unsecured. The Credit Agreement will expire on July 18, 2011.

The Company will pay interest on any outstanding advances under the Credit Agreement at (i) the base rate (as defined in the Credit Agreement) plus an applicable margin of 1.00% or (ii) the Eurocurrency rate (as defined in the Credit Agreement) plus an applicable margin of 2.00%. The Company will pay letter of credit fees on the average daily aggregate available amount of all letters of credit outstanding from time to time at an annual rate of 2.00% and fronting fees on the aggregate available amount of all letters of credit outstanding from time to time at an annual rate of 0.25%. The Company will also pay a facility fee at an annual rate of 1.00% on the aggregate lending commitment under the Credit Agreement. The interest rate on advances, the letter of credit fee and the facility fee are subject to a 0.25 percentage point reduction depending on the Company’s leverage ratio (as defined in the Credit Agreement).

The Credit Agreement includes covenants that, among other things, (i) limit liens of the Company and its consolidated subsidiaries, (ii) restrict the Company’s payments for cash capital expenditures, acquisitions, common stock dividends, share repurchases and certain other purposes, and (iii) limit subsidiary debt. The Company is also subject to certain financial covenants under the Credit Agreement. The Company believes it will have substantial financial flexibility under the Credit Agreement.

Item 8.01.	Other Events.

On July 21, 2008, the Company issued a press release announcing that it entered into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this report by reference to this exhibit.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1: 3-Year Credit Agreement, dated as of July 18, 2008, among the Company, the initial lenders named therein, Citibank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as syndication agent, HSBC Bank USA, National Association and ING Capital LLC, as co-documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers (filed pursuant to Item 1.01)

Exhibit 99.1: Press release, dated July 21, 2008 (filed pursuant to Item 8.01)

Cautionary Statement

This current report of Form 8-K contains forward-looking statements. Statements in this report that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	our ability to satisfy covenants under our syndicated credit facility;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: July 21, 2008	By: /s/ Steven C. Planchard
Steven C. Planchard Vice President, Associate General Counsel and Assistant Secretary